----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|                                        |  (Month/Day/Year)     |    Houghton Mifflin Company                                     |
|                                        |                       |                                                            (HTN)|
|                                        |                       |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|      11/17/2000       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|  McDougal Littell                      |                       |                                       |                         |
|  1560 Sherman Avenue                   |-----------------------|   Director             10% Owner      |                         |
|                                        |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          | X Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       | X  Form filed by One    |
|Evanston                IL    60201     |                       |    Vice President,                    |--- Reporting Person     |
|                                        |                       |    Houghton Mifflin Company           |    Form filed by More   |
|                                        |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|   Common Stock                           |         5,423               |   D          |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|   Common Stock                           |         2,781.625           |   I   (01)   |   401(k)                                 |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1473 (7-96)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of         |2.Date Exercisable and       |3.Title and Amount of Underlying      |4.Conversion or    |5.   |6.Nature of    |
|  Derivative       |  Expiration Date            |  Derivative Security (Instr. 4)      |  Exercise Price   |Own. |  Indirect     |
|  Security         |  (Month/Day/Year)           |                                      |  of Derivative    |Form |  Beneficial   |
|  (Instr. 4)       |                             |                                      |  Security         |of   |  Ownership    |
|                   |                             |                                      |                   |Deri.|  (Instr. 5)   |
|                   |                             |                                      |                   |Sec. |               |
|                   |                             |                                      |                   |Dir. |               |
|                   |                             |                                      |                   |(D)  |               |
|                   |-----------------------------|--------------------------------------|                   |or   |               |
|                   |Date          |Expiration    |                   |Amount or Number  |                   |Ind. |               |
|                   |Exercisable   |Date          |      Title        |of Shares         |                   |(I)  |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|Stock Option       |              |  11/30/2008  |Common Stock       |      4,000       |  $42.9375         |  D  |               |
|                   |         (02) |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|Stock Option       |              |  01/24/2005  |Common Stock       |      4,000       |  $39.8750         |  D  |               |
|                   |         (03) |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
|-------------------|--------------|--------------|-------------------|------------------|-------------------|-----|---------------|
|                   |              |              |                   |                  |                   |     |               |
|                   |              |              |                   |                  |                   |     |               |
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Explanation of Responses:
      (01)  Held by the Houghton Mifflin Company 401(k) Savings Plan ("401(k) Plan").  Includes shares acquired through November 15,
             2000.
      (02)  All shares will become exercisable on February 15, 2001, provided that the Committee administering the Houghton Mifflin
            Company 1998 Stock Compensation Plan    determines on or prior to that date that the Company has attained stated financi al goals by December 31, 2000; otherwise, 6,667 shares will become exercisable  on December 1, 2002; December 1, 2003, a nd 6,666 shares will become exercisable on December 1, 2004.
      (03)  Currently exercisable as to 800 shares; 800 shares will become exercisable on each of January 25, 2001; January 25, 2002
            ; January 25, 2003, and January 25, 200.



**Intentional misstatements or omissions of facts constitute Federal                     /s/Lois M. Novotny              11/22/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                          Schaefer, Rita H.                        Houghton Mifflin Company                11/17/2000 PAGE:  2 OF  2